Exhibit 10.17(c)

Terms and Conditions Regarding the Grant of Awards

to Non-Employee Directors under the

2003 Equity Incentive Plan

of

Manpower Inc.

(Amended and Restated Effective January 1, 2004)

1.	Definitions

Unless the context otherwise requires, the following terms shall have the meanings set forth below:

(a) “Average Trading Price” shall mean the average of the Market Prices on the last trading day of each full or partial calendar quarter covered by an Election Period; provided, however, that with respect to the Election Period beginning on July 29, 2003, “Average Trading Price” shall mean the average of the Market Price on November 7, 2003 and the Market Price on the last trading day of the last full or partial calendar quarter covered by that Election Period.

(b) A “Commencement Date” shall mean, with respect to Directors in office as of July 29, 2003, July 29, 2003 and thereafter January 1st of any year, shall mean, with respect to Directors appointed to the Board of Directors after July 29, 2003, the date of the Director’s initial appointment to the Board of Directors and thereafter January 1st of any year, and shall mean, with respect to individuals who were Employee members of the Board of Directors and who become Directors after July 29, 2003, the date on which such individual becomes a Director and thereafter January 1st of any year.

(c) An “Election Period” shall mean a period of time beginning on a Commencement Date and ending on the earlier of (a) the date of termination of a Director’s tenure as a Director or (b) the next succeeding December 31st.

(d) “Equity Plan” shall mean the 2003 Equity Incentive Plan of Manpower Inc.

(e) “Option” shall mean a Nonstatutory Stock Option granted under the Equity Plan.

(f) “Retainer” shall mean the annual cash retainer payable to a Director as established from time to time by the Board of Directors; provided, however, that the term “Retainer” shall not include that portion of the annual cash retainer as to which a right exists to make an election under, or for which a prior election is in effect under, the Terms and Conditions Regarding the Grant of Options in Lieu of Cash Directors Fees to Non-Employee Directors Under 2003 Equity Incentive Plan of Manpower Inc. (the “Option Terms”) or the Procedures Governing the Grant of Options to Non-Employee Directors Under the 1994 Executive Stock Option and Restricted Stock Plan of Manpower Inc. (the “Option Procedures”).

(g) “Retirement” shall mean a Director’s termination of membership on the Board of Directors at a time when (1) the Director is age 60 or older and has served at least five years on the Board of Directors, or (2) the Director has served at least ten years on the Board of Directors.

Any capitalized terms used below which are not otherwise defined above will have the meanings assigned to them in the Equity Plan.

2.	Right to Elect Deferred Stock.

Within ten days after the Commencement Date of each Election Period, a Director may elect to receive, in lieu of the Retainer to which he or she would otherwise be entitled for that Election Period, Deferred Stock granted in accordance with the following. The election shall cover 50 percent, 75 percent or 100 percent of the Retainer payable to the Director for the Election Period. The election to receive Deferred Stock in lieu of the Retainer must be made within ten days after the commencement of the Election Period covered by the election, except that for an election made by a Director (a) for the Election Period beginning on July 29, 2003, the election may be made by November 7, 2003 or (b) in connection with his or her initial appointment to the Board of Directors or otherwise becoming a Director, the election may be made within the first 10 days following the date of such appointment or attaining such status. Notwithstanding the foregoing, no Director who is a resident of the United Kingdom shall be eligible to make an election hereunder but rather shall be required to receive Deferred Stock in lieu of 100 percent of the Retainer and, as such, treated as if he or she had made an election covering a period beginning on each Commencement Date and ending on the expiration of the Election Period beginning on such date. The number of shares of Deferred Stock granted with respect to each Election Period shall equal (a) the amount of the Retainer payable to the Director for that Election Period to which the election relates, divided by (b) the Average Trading Price (rounded to the fourth decimal place). Said election shall be in writing and delivered to the Secretary of the Company. The date of grant of the Deferred Stock shall be the last trading day of the Election Period covered by the election. The Company shall effect the granting of Deferred Stock under these Terms and Conditions by the execution of Deferred Stock Agreements.

3.	Deferred Stock: General Provisions

(a) Distribution of Shares. The Company shall settle Deferred Stock in Shares. Deferred Stock granted to Directors shall be fully vested on the date of grant. Shares shall be distributed in respect of Deferred Stock within 30 days after the date of termination of a Director’s tenure as a Director; provided, however, that if the distribution of such Shares would occur outside of a “Trading Window” (as defined in the Manpower Inc. Statement of Policy on Securities Trading), then the Company may delay the distribution of such Shares until the beginning of the next “Trading Window”.

(b) Dividends and Distributions. As of the end of each Election Period, each Director shall be granted a number of additional shares of Deferred Stock equal to the amount of dividends which would have been received by a shareholder of record of a number of Shares equal to the number of shares of Deferred Stock held by such Director immediately before such dividend, divided by the Average Trading Price. In the event of any distribution with respect to Shares other than a cash dividend, then at the end of each Election Period each Director shall be granted a number of additional shares of Deferred Stock equal to the number of Shares which could have been purchased at the Average Trading Price with an amount equal to the fair market value of the consideration which would have been received by a shareholder of record of a number of Shares equal to the number of shares of Deferred Stock held by such Director immediately before such dividend.

4.	Transition Provisions

Except as provided below, the Option Terms and the Option Procedures are terminated effective July 29, 2003. All elections in effect as of July 29, 2003 under the Option Terms and the Option Procedures shall remain in effect. Directors in office prior to July 29, 2003 for whom an election is not in effect under the Option Terms or the Option Procedures covering the full period from November 5, 2001 through November 4, 2006 will continue to have the right to make elections under the Option Terms with respect to the first $50,000 of the annual cash retainer through November 4, 2006.

5.	Annual Option Grant

On the date of the meeting of the Board of Directors closest to October 31st of each year, each Director shall be granted an Option to purchase 5,000 Shares. If the date of a Director’s initial appointment to the Board of Directors is:

(a)	after the date of that meeting of the Board of Directors, but on or before December 31st of that year, the Director shall be granted an Option to purchase 5,000 Shares;

(b)	on or after January 1st of the following year, but on or before March 31st of such year, then the Director shall be granted an Option to purchase 3,750 Shares;

(c)	on or after April 1st of the following year, but on or before June 30th of such year, then the Director shall be granted an Option to purchase 2,500 Shares;

(d)	on or after July 1st of the following year, but on or before September 30th of such year, then the Director shall be granted an Option to purchase 1,250 Shares; and

(e)	on or after October 1st of the following year, but before the date of the meeting of the Board of Directors closest to October 31st of such year, then the Director shall not be granted an Option to purchase any Shares until the grant to be made at such meeting.

Options to be granted in accordance with clauses (a) through (d), above, shall be granted on the date of the meeting of the Board of Directors next following the date of the Director’s appointment to the Board of Directors. Each Option granted hereunder shall have an exercise price equal to the Market Price on the business day immediately preceding the date of grant, and shall be immediately exercisable on the date of grant, and shall remain exercisable until the earlier of ten years after the date of grant, or three years after the date the Director’s membership on the Board of Directors terminates because of death or upon the Disability or Retirement of the Director, or 18 months after the date the Director’s membership on the Board of Directors terminates in any other circumstances. The Board of Directors may in its sole discretion increase the periods permitted for exercise of an Option if a Director ceases to be a Director as provided above, if allowable under applicable law; provided, however, in no event shall an Option be exercisable subsequent to ten years after its date of grant.

6.	Application of Plan.

Except as otherwise provided in these Terms and Conditions, the Equity Plan shall apply to any Deferred Stock and Options granted pursuant to these Terms and Conditions.

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